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                                    EXHIBIT 1
                                    ---------

As a result of the Amended Shareholder Agreement, the Reporting Persons may be deemed to beneficially own Common Stock as a group with the following persons:

          FP-McCartney, L.L.C.
          Nippon Mining Holdings, Inc. (as successor by merger
                 to Japan Energy Electronics Materials Inc.)
          Merchant Capital Inc
          Thomas E. Epley

The Reporting Persons disclaim beneficial ownership of the Common Stock directly beneficially owned by any of the persons above.